Exhibit 99.1

McClatchy Reports Second Quarter 2019 Results

Net Loss Narrows; Cost Controls Drive Third Consecutive Quarterly Improvement in Adjusted EBITDA Trend

- Continued the improving trend in adjusted EBITDA for the third consecutive quarter

- Reduced operating expenses 14.6% and adjusted operating expenses 15.3% from Q2 2018

- Grew digital-only subscribers 51.6% from Q2 2018 to 185,500

- Total paid digital subscriber relationships grew 24.4% from Q2 2018 to 483,600 in Q2 2019

- Completed the sale and leaseback of the printing pavilion in Kansas City

- Redeemed $32.0 million of 9% 2026 Notes at par on June 7, 2019

SACRAMENTO, Calif., Aug. 8, 2019 /PRNewswire/ -- McClatchy (NYSE American-MNI) today reported a net loss in the second quarter of 2019 of $17.5 million, or $2.21 per share, a 13.9% improvement from the net loss of $20.4 million, or $2.62 per share in the second quarter of 2018.

"We are continuing the trend toward stabilizing adjusted EBITDA in 2019," said Craig Forman, McClatchy's President and CEO. "The second quarter adjusted EBITDA marks the third consecutive quarter of improving trends in operating results, and we posted our best year-over-year quarterly performance in adjusted EBITDA since the fourth quarter of 2015. This trend reflects our discipline in controlling costs while making strategic changes to accelerate our digital transformation. Moreover, adjusted EBITDA in the first half of this year, excluding the impact of real estate gains and equity distributions, was down 4.2% and signifies our best performance since 2010."

The trend in adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) improved sequentially in the second quarter of 2019. Adjusted EBITDA excluding the impact of real estate gains and equity distributions was down 3.2% for the quarter compared to the second quarter of 2018. This reflects the third consecutive quarter of improvement: from a decline of 8.2% in the fourth quarter of 2018 and a decline of 5.7% in the first quarter of 2019 when compared to previous periods.

Evidence of the company's continued digital transformation is reflected in its growth in the number of digital subscribers and engagement with its digital products. Digital-only subscriptions grew 51.6% from the second quarter of 2018 to nearly 185,500 subscribers. When coupled with the company's combination print/digital subscriptions, where customers have activated their digital products, total paid digital customer relationships were approximately 483,600 at the end of the second quarter of 2019, up 24.4% from 388,600 a year earlier.

Forman added: "We continue to be strategic and resolved in taking costs out of the business while making key investments to boost revenue generation. During the quarter we invested in our digital advertising team, adding new leaders to our functional organizational structure with a dedicated focus on our customers to drive digital revenue and create new efficiencies. While periods of reorganization and change can be temporarily disruptive, we believe the new structure, powered by a highly-motivated and focused sales team, will drive greater digital advertising revenues in the future.

"We are excited by the improvements we are seeing in our business and we remain firm in our commitment to independent local journalism in the public interest. In this regard we had a very strong quarter capped by international recognition of the Miami Herald's investigative series 'Perversion of Justice,' which gave voice to victims of sexual abuse who for more than a decade were not heard. The series contributed to the arrest of Jeffrey Epstein and subsequent resignation of Alexander Acosta as U.S. Secretary of Labor. These events drove an increase in audience, subscriptions and digital advertising for the Miami Herald in July."

Second Quarter Results

Total revenues in the second quarter of 2019 were $178.7 million, down 12.6% compared to the second quarter of 2018. Total advertising revenues were $85.5 million, down 20.1% in the second quarter of 2019 compared to the second quarter of 2018.

In the second quarter of 2019 total digital advertising revenues were $37.8 million, representing 44.2% of total advertising revenues, and exceeded print advertising in our home-delivered and single-copy newspapers. Digital-only advertising revenues in the second quarter of 2019 were down 20.6% and total digital advertising revenues were down 18.7% over the same period in 2018. The restructuring of the advertising function during the second quarter of 2019 temporarily impacted sales. In addition, as the company discussed last quarter the decline in digital-only advertising continued due to lower audience traffic compared to the second quarter of 2018, the result of a strategic tightening of website paywalls that accelerated paid digital subscriptions and, to a lesser extent, a change in algorithms by a large platform company in the last half of 2018 that impacted McClatchy and the rest of the industry.

Audience revenues were $80.3 million, down 5.3% in the second quarter of 2019 compared to a decline of 5.7% in the same period in 2018 versus 2017. Audience revenues accounted for approximately 45% of total revenues in the second quarter of 2019.

Digital audience revenues were up 8.1% for the second quarter of 2019 compared to the same period last year. The company reported total digital subscribers, defined as digital-only subscribers and digital subscriptions activated by combined print/digital customers, of 483,600, up 24.4% compared to the second quarter of 2018. Digital-only audience revenues associated with digital-only subscriptions were up 57.6% and the number of digital-only subscribers ended the quarter at 185,500, representing an increase of 51.6% from the second quarter of 2018. Digital-only subscriptions have grown for thirteen consecutive quarters.

Average monthly total unique visitors to the company's online products were 51.1 million in the second quarter of 2019.

Results in the second quarter of 2019 included the following items:

  Loss on extinguishment of debt related to bond redemptions;
  Severance charges; and
  Costs related to re-organizing operations and other miscellaneous costs.

Adjusted net loss, which excludes the items above, was $11.4 million compared to adjusted net loss of $5.6 million in the second quarter of 2018.

Operating expenses were down 14.6%, while adjusted operating expenses were down 15.3%. Excluding the impact of real estate gains offsetting expenses in the second quarter of 2019, operating expenses were down 13.5% and adjusted operating expenses were down 14.0%.

Adjusted EBITDA was $28.6 million in the second quarter of 2019, down 4.9% from the second quarter of 2018. Excluding real estate gains from the second quarter of 2019 and equity distributions from CareerBuilder in the second quarter of 2018 adjusted EBITDA was $26.3 million, down 3.2% from the second quarter of 2018. (A discussion of our non-GAAP measures and the reconciliation to the comparable GAAP measures are provided below.)

Other Second Quarter Business and Recent Highlights

Real Estate Transaction:

As announced on May 16, 2019, the company completed the sale and leaseback of its real property in Kansas City, MO, the headquarters and printing pavilion of The Kansas City Star. On April 26, 2019 the company completed the sale of a small distribution center in Miami, FL. The two property sales combined resulted in net after-tax proceeds of $32.0 million which were used to redeem 9.0% senior secured notes due 2026 (2026 Notes).

Debt and Liquidity:

On June 7, 2019, the company completed a partial redemption of $32.0 million of its 2026 Notes at par in accordance with its asset sales mandatory redemption requirements. As of June 30, 2019, the company's principal debt outstanding was $708.5 million. The company finished the quarter with $19.6 million in cash, resulting in net debt of $688.9 million.

As of the end of the second quarter, the company had $39.4 million of total borrowing capacity under its Asset Backed Loan (ABL) Credit Facility, and no amounts were outstanding under the ABL.

Pension Matters:

As previously disclosed, the Company submitted an application for a waiver of the minimum required contributions to its defined benefit pension plan with the Internal Revenue Service (IRS).

McClatchy is requesting the waiver of the minimum required contributions under the pension plan for the Company's fiscal year 2020, which are estimated to be approximately $120 million, and would be paid in installments beginning in April 2020 with the bulk of those payments due September 15, 2020 or afterwards.

There can be no assurance that the IRS will grant the requested waivers, and the Company does not expect to provide periodic updates prior to a definitive ruling by the IRS, which is expected to take some time. If the waivers are not granted, it would have a material adverse effect on the Company's liquidity.

The Company expects to make a required pension contribution under ERISA of approximately $3.0 million in the fourth quarter of 2019. The company remains in compliance with all IRS funding rules and regulations related to the pension plan.

Journalism Highlights:

McClatchy newsrooms across our 30 markets continued to produce extraordinary local journalism with national impact. The arrest and imprisonment of hedge-fund manager and serial sex abuser Jeffrey Epstein and subsequent resignation of former U.S. Labor Secretary Alexander Acosta demonstrated the power of the Miami Herald's accountability journalism and years-long investigation in its series, Perversion of Justice.

In California, The Sacramento Bee joined other news outlets in the state to release "Destined to Burn" -- a multimedia examination of the risk posed by wildfire to the lives of millions of Californians. The Charlotte Observer helped to uncover how the city found itself in an affordable housing crisis, and the data team in our Washington bureau helped five local newsrooms unearth new information that showed for the first time the White House had reversed transportation spending trends to benefit rural communities.

In the first quarter, McClatchy partnered with the Google News Initiative to launch three local news outlets in communities that have limited sources of local news to test sustainable models for local journalism. The Compass Experiment will share with the industry what works to scale successful new approaches. The Compass team selected the first community to launch the initiative in Youngstown, Ohio, which will soon lose its local daily newspaper, The Vindicator.

First Six Months Results of 2019

Total revenues for the first six months of 2019 were $359.0 million, down 11.0% compared to the first six months of 2018.

Advertising revenues were $170.7 million, down 17.5% compared to the first six months of last year. Total digital and digital-only advertising revenues surpassed print newspaper advertising revenues for the first half of 2019. Digital-only advertising revenues in the first half of 2019 were down 13.2% compared to the first half of 2018 and total digital advertising revenues were down 12.5% over the same period in 2019. The trends for the first half of 2019 compared to 2018 are largely due to the slower news cycle, changes in algorithms at a large platform company and strategic tightening of paywalls that were previously discussed in the quarterly results for the first and second quarters.

Audience revenues were $163.4 million, down 4.5% compared to the first six months of 2018 and digital-only audience revenues were up 54.0% over the same period due to the growth in digital subscribers. Total digital audience revenues were up 8.7% compared to the first half of 2018, while print audience revenues declined 10.0%.

Results for the first six months of 2019 included the following items:

  Non-cash charge to the company's tax provision;
  Non-cash incremental pension costs related to the voluntary early retirement incentive program;
  Severance charges;
  Loss on extinguishment of debt related to bond redemptions;
  Costs related to re-organizing operations;
  Non-cash impairment charge on real estate held for sale; and
  Accelerated depreciation and other miscellaneous costs.

The company reported a net loss for the first half of 2019 of $59.5 million, or $7.54 per share. Net loss for the first half of 2018 was $59.3 million or $7.66 a share. Adjusted net loss, which excludes the items above, was $32.9 million compared to adjusted net loss of $23.6 million in the first half of 2018.

Operating expenses were down 10.8%, while adjusted operating expenses were down 11.7% in the first half of 2019 compared to the same period last year.

Adjusted EBITDA was $45.0 million in the first half of 2019, down 4.2% when excluding real estate gains from 2019 and CareerBuilder distributions from 2018 first halves, respectively, and were down 11.0% with gains on real estate sales and CareerBuilder equity distributions included in the results.

Outlook

Craig Forman said: "As we look to the second half, it's important to note that our mission to produce public-service journalism has a direct correlation to our results. The Miami Herald's award-winning investigation into the secret plea agreement secured by serial sex abuser Jeffrey Epstein proved accountability journalism can move our society in powerful ways — and remind customers of the unique and essential value of our business. We believe the boosts to our digital audience and subscriptions that have been aided by the interest in this story and other local stories that have national impact will fuel both advertising and audience revenues as we look to the second half of 2019 and beyond."

In the full-year of 2019, digital subscriptions are expected to continue to grow and largely offset continuing declines in print circulation, resulting in low single-digit total audience revenue declines for the full-year 2019.

Management expects digital-only advertising to improve in the second half of the year and total digital and digital-only advertising revenues to surpass newspaper print advertising for the full-year 2019 as print advertising becomes a smaller percent of total revenues. While product offerings and collaboration efforts in digital advertising have steadily grown, management will continue to adjust news and advertising content, paywall strategies and the mix of advertising and audience revenue initiatives as McClatchy pursues the best experience for all digital customers.

Management plans to be steadfast in reducing operating expenses in the second half of 2019 to align expense and revenue performance, while making additional investments in our news and sales organization.

Management is completing the consolidation and restructuring of the advertising division which created some disruption to advertising sales in the second quarter of 2019. The second half of 2019 should bring focus back to the advertising division, as well as continued cost savings that are expected to be in the high single digit millions of dollars for full year 2019.

Proceeds from asset sales and free cash flow are expected to be used to reduce debt and debt service costs throughout 2019.

The company's consolidated statistical reports, which summarize actual revenue performance for the second quarter and six months ended are attached.

Non-GAAP Operating Performance Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP operating performance measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), and adjusted operating expenses. Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization, non-operating income and expenses, severance charges associated with changes in our operations, equity income (loss) in unconsolidated companies, net, non-cash stock compensation expense, non-cash and non-operating pension costs, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total net revenues. Adjusted net income (loss) is defined as net income (loss) excluding amounts for other asset impairments, impairment charges related to equity investments, gain (loss) on extinguishment of debt, severance charges, accelerated depreciation on equipment, reversal of interest on tax items and certain discrete tax items, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate plus the net state rates for the jurisdictions in which the subsidiaries file tax returns. Adjusted operating expenses are defined as operating expenses less non-cash charges, charges not directly related to operations, and unique or non-recurring transactions. These non-GAAP operating performance measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, including the corresponding GAAP measures, provide useful information to investors by offering supplemental information that enables investors to:

  make more meaningful period-to-period comparisons of the company's ongoing operating results. Management believes variances in the excluded line items are not reflective of the underlying business operations of the company or trends in the company's markets or industry;
  better identify trends in the company's underlying business;
  better understand how management plans and measures the company's underlying business;
  more easily compare operating results to those of our peers;
  more directly compare the company's operating results against investor and analyst financial models; and
  better understand the performance measures used in the company's indenture, term loan agreement, and ABL credit agreement.

These non-GAAP operating performance measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Also, McClatchy's non-GAAP operating performance measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (833-255-2826, please request to be connected to the McClatchy second quarter earnings call) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy publishes iconic local brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the Fort Worth Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts and the repurchase of outstanding notes, revenues, and management's efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder and investor value as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, investments, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt; we may not be successful in reducing debt whether through open market repurchase programs or other negotiated transactions; we may not be successful in obtaining waiver(s) for minimum pension plan contributions from the Internal Revenue Service; sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; potential increases in contributions to McClatchy's qualified defined benefit pension plan in the next several years; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks listed in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended December 30, 2018. Except as required by law, McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2019	2018	2019	2018
REVENUES - NET:
Advertising	$ 85,455	$ 106,953	$ 170,650	$ 206,840
Audience	80,292	84,825	163,404	171,103
Other	12,915	12,570	24,932	25,263
	178,662	204,348	358,986	403,206
OPERATING EXPENSES:
Compensation	61,456	77,937	130,891	157,149
Newsprint, supplements and printing expenses	11,229	13,761	22,925	27,420
Depreciation and amortization	17,411	19,222	34,929	38,455
Other operating expenses	83,087	91,817	171,291	181,466
Other asset write-downs	-	-	739	59
	173,183	202,737	360,775	404,549

OPERATING INCOME (LOSS)	5,479	1,611	(1,789)	(1,343)

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(19,920)	(17,939)	(39,964)	(36,835)
Equity income (loss) in unconsolidated companies, net	(900)	2,314	(1,529)	1,046
Loss on extinguishment of debt, net	(1,986)	(19)	(1,986)	(5,368)
Retirement benefit expense	(4,329)	(2,779)	(15,056)	(5,557)
Other - net	218	65	368	241
	(26,917)	(18,358)	(58,167)	(46,473)

Loss before income taxes	(21,438)	(16,747)	(59,956)	(47,816)
Income tax (benefit) provision	(3,907)	3,618	(469)	11,490
NET LOSS	$ (17,531)	$ (20,365)	$ (59,487)	$ (59,306)

Net loss per common share:
Basic	$ (2.21)	$ (2.62)	$ (7.54)	$ (7.66)
Diluted	$ (2.21)	$ (2.62)	$ (7.54)	$ (7.66)

Weighted average number of common shares used
to calculate basic and diluted earnings per share:
Basic	7,925	7,761	7,892	7,741
Diluted	7,925	7,761	7,892	7,741

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Net Loss to Adjusted EBITDA

	Quarters Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2019	2018	2019	2018

NET LOSS	$ (17,531)	$ (20,365)	$ (59,487)	$ (59,306)

Income tax provision (benefit)	(3,907)	3,618	(469)	11,490
Interest expense	19,920	17,939	39,964	36,835
Depreciation and amortization	17,411	19,222	34,929	38,455

EBITDA	15,893	20,414	14,937	27,474

Severance charges	1,566	4,903	3,488	7,596
Non-cash stock compensation	302	319	965	1,059
Non-cash and non-operating retirement benefit expense	4,329	2,779	15,056	5,557
Equity (income) loss in unconsolidated companies, net	569	506	1,198	1,774
Loss related to sale of equity investment	331	-	331	-
Other asset impairment charges	-	-	739	59
Other operating costs, net (1)	3,794	1,154	6,645	1,897
Other non-operating, net	1,768	(46)	1,633	5,127
Adjusted EBITDA	$ 28,552	$ 30,029	$ 44,992	$ 50,543

Adjusted EBITDA Margin	16.0%	14.7%	12.5%	12.5%

EBITDA ADJUSTED FOR REAL ESTATE / MINORITY DISTRIBUTION ACTIVITY	$ 26,289	$ 27,170	$ 42,729	$ 44,609

(1) Other operating costs, net, includes: Relocation charges; limited technology conversion costs; costs associated with reorganizing operations; trust related litigations, and operating costs associated with the voluntary early retirement program.

Reconciliation of Net Loss to Adjusted Net Loss

NET LOSS	$ (17,531)	$ (20,365)	$ (59,487)	$ (59,306)

Add back certain items:
Loss on extinguishment of debt, net	1,986	19	1,986	5,368
Other asset impairment charges	-	-	739	59
Loss related to sale of equity investment	331	-	331	-
Severance charges	1,566	4,903	3,488	7,596
Voluntary early retirement incentive program, pension costs	-	-	6,850	-
Accelerated Depreciation	-	229	106	229
Other operating costs, net	3,794	1,154	6,645	1,897
Certain discrete tax items	33	10,101	9,214	24,352
Less: Tax effect of adjustments	(1,569)	(1,627)	(2,770)	(3,765)
Adjusted net loss (2)	$ (11,390)	$ (5,586)	$ (32,898)	$ (23,570)

(2) The tax impact of these non-GAAP adjustments for 2019 and 2018 are calculated using the federal statutory rate of 21% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 2.1% to 10.0%.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

OPERATING EXPENSES:	$ 173,183	$ 202,737	$ 360,775	$ 404,549
Add back:
Depreciation and amortization	17,411	19,222	34,929	38,455
Other asset impairment charges	-	-	739	59
Severance charges and non-cash stock compensation	1,868	5,222	4,453	8,655
Other operating costs, net	3,794	1,154	6,645	1,897
Adjusted operating expenses	$ 150,110	$ 177,139	$ 314,009	$ 355,483

OPEX ADJUSTED FOR REAL ESTATE ACTIVITY	$ 175,446	$ 202,737	$ 363,038	$ 407,624

ADJUSTED OPEX ADJUSTED FOR REAL ESTATE ACTIVITY	$ 152,373	$ 177,139	$ 316,272	$ 358,558

The McClatchy Company
Consolidated Statistical Report
(In thousands)

	Quarters Ended				Six Months Ended
	June 30,	July 01,			June 30,	July 01,
Revenues - Net	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Advertising
Digital-only	$ 31,250	$ 39,362	$ (8,112)	-20.6%	$ 65,683	$ 75,667	$ (9,984)	-13.2%
Digital bundled with print	6,506	7,054	(548)	-7.8%	12,620	13,775	(1,155)	-8.4%
Total Digital	37,756	46,416	(8,660)	-18.7%	78,303	89,442	(11,139)	-12.5%
Print	32,459	39,930	(7,471)	-18.7%	63,652	78,555	(14,903)	-19.0%
Direct marketing and other	15,240	20,607	(5,367)	-26.0%	28,695	38,843	(10,148)	-26.1%
Total Advertising	85,455	106,953	(21,498)	-20.1%	170,650	206,840	(36,190)	-17.5%

Audience
Digital	26,969	24,957	2,012	8.1%	54,798	50,397	4,401	8.7%
Print	53,323	59,868	(6,545)	-10.9%	108,606	120,706	(12,100)	-10.0%
Total Audience	80,292	84,825	(4,533)	-5.3%	163,404	171,103	(7,699)	-4.5%

Other revenue	12,915	12,570	345	2.7%	24,932	25,263	(331)	-1.3%
Total Revenues	$ 178,662	$ 204,348	$ (25,686)	-12.6%	$ 358,986	$ 403,206	$ (44,220)	-11.0%

Statistics:
Daily average total circulation*	1,061.0	1,151.4	N/A	-7.9%	1,099.3	1,196.9	N/A	-8.2%
Sunday average total circulation*	1,477.4	1,753.6	N/A	-15.8%	1,548.9	1,810.2	N/A	-14.4%
Average monthly unique visitors	51,082.7	65,649.0	N/A	-22.2%	54,523.2	71,909.5	N/A	-24.2%
Digital-only subscriptions	185.5	122.4	N/A	51.6%	185.5	122.4	N/A	51.6%
Paid digital customer relationships	483.6	388.6	N/A	24.4%	483.6	388.6	N/A	24.4%

Supplemental Advertising Detail:
Retail	$ 39,238	$ 47,484	$ (8,246)	-17.4%	$ 79,493	$ 91,814	$ (12,321)	-13.4%
National	7,688	11,697	(4,009)	-34.3%	15,846	21,454	(5,608)	-26.1%
Classified	23,289	27,165	(3,876)	-14.3%	46,616	54,729	(8,113)	-14.8%
Direct marketing and other	15,240	20,607	(5,367)	-26.0%	28,695	38,843	(10,148)	-26.1%
Total Advertising	$ 85,455	$ 106,953	$ (21,498)	-20.1%	$ 170,650	$ 206,840	$ (36,190)	-17.5%

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

CONTACT: Elaine Lintecum, VP Finance and CFO, 916-321-1846, elintecum@mcclatchy.com